Exhibit 99.1

Sunnova Reports Third Quarter 2022 Financial Results

Third Quarter 2022 Highlights

•Added 21,800 customers in the third quarter of 2022, bringing total customer count to 246,600 as of September 30, 2022;
•Reinforced liquidity through a convertible debt raise, satisfying our projected corporate capital needs given our current growth plans;
•Increased single customer economics as expressed through fully burdened unlevered return;
•Effectively managed our emergency response to support our customers' energy reliability and resilience during recent hurricanes; and
•Expect growth to escalate further in 2023 due to increasing demand for cheaper, more reliable energy services, complemented by the positive impacts of the Inflation Reduction Act.

HOUSTON, October 26, 2022 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading Energy as a Service (EaaS) providers, today announced financial results for the third quarter ended September 30, 2022.

"In the third quarter, we took action to fortify our liquidity and satisfy our planned 2023 corporate capital needs ahead of schedule through a timely capital raise, putting the company in an excellent financial position with a strong balance sheet," said William J. (John) Berger, founder and Chief Executive Officer of Sunnova. "Our record low customer default and delinquency rates and customer feedback clearly show that consumers do not see us as merely providing financing but providing an essential service to them. Sunnova is optimally positioned to benefit from this strong consumer demand for its energy service, catalyzed by a combination of our focus on service, the Inflation Reduction Act, and the global energy crisis, as homeowners look to avoid rising utility bills that they must pay.

"As extreme weather events continue to wreak havoc, especially in areas on the frontline of climate change like Puerto Rico and Florida, the importance of battery storage performance during grid failure has become even more critical. In fact, customers impacted by Hurricane Fiona averaged 5.3 days of solar plus storage battery backup with many residents remaining dependent on their Sunnova system for more than 10 days. For any customers in need of assistance, Sunnova quickly dispatched service technicians to return their systems to full operation. We continue to offer tried-and-true solutions to climate change realities while providing a better energy service at a better price."

Third Quarter 2022 Results

Revenue increased to $149.4 million, or by $80.5 million, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service and the sale of inventory to our dealers or other parties, which began in April 2022.

Revenue increased to $362.1 million, or by $185.4 million, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and the sale of inventory to our dealers or other parties.

Total operating expense, net increased to $177.1 million, or by $100.0 million for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, greater depreciation expense, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers or other parties, higher general and administrative expense, and a change in other operating expense (income) primarily due to changes in the fair value of certain financial instruments and contingent consideration.

Total operating expense, net increased to $426.8 million, or by $204.2 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, an increase in cost of revenue - inventory sales due to the sale of inventory to our dealers or other parties, and higher general and administrative expense.

Adjusted Operating Expense increased to $53.7 million, or by $14.9 million, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Adjusted Operating Expense increased to $150.6 million, or by $50.8 million, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. This increase was primarily the result of an increased number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $29.9 million for the three months ended September 30, 2022 compared to a net loss of $25.9 million for the three months ended September 30, 2021. This higher net loss was primarily the result of higher general and administrative expense and a change in other operating expense (income) primarily due to changes in the fair value of certain financial instruments and contingent consideration. This was partially offset by an increase in interest income of $7.1 million due to our larger customer loan portfolio, and a decrease in interest expense, net of $8.3 million.

Sunnova incurred a net loss of $60.2 million for the nine months ended September 30, 2022 compared to a net loss of $116.3 million for the nine months ended September 30, 2021. This lower net loss was primarily the result of an increase in interest income of $16.2 million primarily due to our larger customer loan portfolio, a decrease in loss on extinguishment of long-term debt, net of $9.8 million primarily due to a make-whole payment related to the early repayment of one of our solar asset-backed notes in June 2021, and a decrease in interest expense, net of $48.5 million. This was partially offset by higher general and administrative expense.

Adjusted EBITDA was $41.3 million for the three months ended September 30, 2022 compared to $25.2 million for the three months ended September 30, 2021. Adjusted EBITDA was $93.5 million for the nine months ended September 30, 2022 compared to $68.1 million for the nine months ended September 30, 2021. These increases were primarily due to customer growth increasing at a rate faster than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $22.3 million and $15.1 million, respectively, for the three months ended September 30, 2022, or by $8.0 million and $6.2 million, respectively, compared to the three months ended September 30, 2021. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $67.5 million and $39.1 million, respectively, for the nine months ended September 30, 2022, or by $25.1 million and $15.2 million, respectively, compared to the nine months ended September 30, 2021. These increases were due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of September 30, 2022, Sunnova had total cash of $540 million, including restricted and unrestricted cash.

2022 Guidance

Sunnova management is reaffirming its guidance for customer additions and Adjusted EBITDA, increasing its guidance for interest payments received from solar loans, and decreasing its guidance for principal payments received from solar loans, net of amounts recorded in revenue.

•Customer additions of between 85,000 and 89,000 reaffirmed;
•Adjusted EBITDA of between $117 million and $137 million reaffirmed;
•Customer interest payments received from solar loans increases from between $45 million and $55 million to between $50 million and $60 million; and
•Customer principal payments received from solar loans, net of amounts recorded in revenue, decreases from between $134 million and $154 million to between $90 million and $100 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Third Quarter 2022 Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its third quarter 2022 results at 8:00 a.m. Eastern Time, on October 27, 2022. The conference call can be accessed live over the phone by dialing 844-200-6205, or for international callers, 929-526-1599. The access code for the live call is 212518.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 493538. The replay will be available until November 3, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2022 operational and financial targets, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading Energy as a Service (EaaS) provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that home and business owners have the freedom to live life uninterrupted®. For more information, please visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of September 30, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$412,581	$243,101
Accounts receivable—trade, net	35,743	18,584
Accounts receivable—other	152,942	57,736
Other current assets, net of allowance of $5,306 and $1,646 as of September 30, 2022 and December 31, 2021, respectively	336,047	296,321
Total current assets	937,313	615,742

Property and equipment, net	3,537,177	2,909,613
Customer notes receivable, net of allowance of $62,682 and $39,492 as of September 30, 2022 and December 31, 2021, respectively	2,072,264	1,204,073
Intangible assets, net	169,187	190,520
Goodwill	13,150	13,150
Other assets	920,634	571,136
Total assets (1)	$7,649,725	$5,504,234

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$94,647	$55,033
Accrued expenses	121,195	81,721
Current portion of long-term debt	191,131	129,793
Other current liabilities	51,093	44,350
Total current liabilities	458,066	310,897

Long-term debt, net	4,807,107	3,135,681
Other long-term liabilities	631,137	436,043
Total liabilities (1)	5,896,310	3,882,621

Redeemable noncontrolling interests	153,469	145,336

Stockholders' equity:
Common stock, 114,895,870 and 113,386,600 shares issued as of September 30, 2022 and December 31, 2021, respectively, at $0.0001 par value	11	11
Additional paid-in capital—common stock	1,633,507	1,649,199
Accumulated deficit	(387,073)	(459,715)
Total stockholders' equity	1,246,445	1,189,495
Noncontrolling interests	353,501	286,782
Total equity	1,599,946	1,476,277
Total liabilities, redeemable noncontrolling interests and equity	$7,649,725	$5,504,234

(1) The consolidated assets as of September 30, 2022 and December 31, 2021 include $2,721,620 and $2,148,398, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $33,695 and $23,538 as of September 30, 2022 and December 31, 2021, respectively; accounts receivable—trade, net of $9,834 and $6,167 as of September 30, 2022 and December 31, 2021, respectively; accounts receivable—other of $739 and $410 as of September 30, 2022 and December 31, 2021, respectively; other current assets of $273,175 and $272,421 as of September 30, 2022 and December 31, 2021, respectively; property and equipment, net of $2,362,041 and $1,817,471 as of September 30, 2022 and December 31, 2021, respectively; and other assets of $42,136 and $28,391 as of September 30, 2022 and December 31, 2021, respectively. The consolidated liabilities as of September 30, 2022 and December 31, 2021 include $59,908 and $47,225, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $8,965 and $6,014 as of September 30, 2022 and December 31, 2021, respectively; accrued expenses of $178 and $88 as of September 30, 2022 and December 31, 2021, respectively; other current liabilities of $2,894 and $3,845 as of September 30, 2022 and December 31, 2021, respectively; and other long-term liabilities of $47,871 and $37,278 as of September 30, 2022 and December 31, 2021, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$149,364	$68,901	$362,098	$176,733

Operating expense:
Cost of revenue—depreciation	24,663	19,665	69,935	55,621
Cost of revenue—inventory sales	40,917	—	89,884	—
Cost of revenue—other	15,567	7,342	32,974	13,572
Operations and maintenance	9,774	6,035	23,787	14,640
General and administrative	75,897	53,372	214,362	144,028
Other operating expense (income)	10,267	(9,337)	(4,186)	(5,303)
Total operating expense, net	177,085	77,077	426,756	222,558

Operating loss	(27,721)	(8,176)	(64,658)	(45,825)

Interest expense, net	18,328	26,588	36,275	84,748
Interest income	(16,185)	(9,098)	(40,428)	(24,266)
Loss on extinguishment of long-term debt, net	—	—	—	9,824
Other (income) expense	(12)	189	(327)	60
Loss before income tax	(29,852)	(25,855)	(60,178)	(116,191)

Income tax expense	—	64	—	64
Net loss	(29,852)	(25,919)	(60,178)	(116,255)
Net income attributable to redeemable noncontrolling interests and noncontrolling interests	32,195	1,622	72,455	7,665
Net loss attributable to stockholders	$(62,047)	$(27,541)	$(132,633)	$(123,920)

Net loss per share attributable to common stockholders—basic and diluted	$(0.54)	$(0.25)	$(1.16)	$(1.12)
Weighted average common shares outstanding—basic and diluted	114,816,879	112,159,698	114,293,251	110,185,333

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,178)	$(116,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	78,401	62,286
Impairment and loss on disposals, net	2,971	3,522
Amortization of intangible assets	21,333	14,111
Amortization of deferred financing costs	9,690	11,556
Amortization of debt discount	6,273	8,231
Non-cash effect of equity-based compensation plans	20,059	13,937
Unrealized gain on derivatives	(35,685)	(5,574)
Unrealized gain on fair value instruments	(4,136)	(4,665)
Loss on extinguishment of long-term debt, net	—	9,824
Other non-cash items	(14,087)	12,622
Changes in components of operating assets and liabilities:
Accounts receivable	(100,537)	(27,194)
Other current assets	(139,946)	(99,731)
Other assets	(84,142)	(41,404)
Accounts payable	1,403	(5,226)
Accrued expenses	41,571	19,923
Other current liabilities	(4,243)	(1,617)
Other long-term liabilities	(4,542)	(1,193)
Net cash used in operating activities	(265,795)	(146,847)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(637,556)	(344,044)
Payments for investments and customer notes receivable	(902,773)	(553,475)
Proceeds from customer notes receivable	79,870	47,300
Proceeds from investments in solar receivables	9,388	—
Other, net	(282)	3,038
Net cash used in investing activities	(1,451,353)	(847,181)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	2,308,033	1,890,185
Payments of long-term debt	(571,261)	(815,710)
Payments on notes payable	—	(34,555)
Payments of deferred financing costs	(24,748)	(27,031)
Payments of debt discounts	—	(2,324)
Purchase of capped call transactions	(48,420)	(91,655)
Proceeds from issuance of common stock, net	(3,345)	9,911
Contributions from redeemable noncontrolling interests and noncontrolling interests	236,661	226,432
Distributions to redeemable noncontrolling interests and noncontrolling interests	(20,847)	(10,407)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(10,380)	(8,159)
Other, net	(601)	(283)
Net cash provided by financing activities	1,865,092	1,136,404
Net increase in cash, cash equivalents and restricted cash	147,944	142,376
Cash, cash equivalents and restricted cash at beginning of period	391,897	377,893
Cash, cash equivalents and restricted cash at end of period	539,841	520,269
Restricted cash included in other current assets	(14,584)	(52,042)
Restricted cash included in other assets	(112,676)	(60,071)
Cash and cash equivalents at end of period	$412,581	$408,156

Key Financial and Operational Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(29,852)	$(25,919)	$(60,178)	$(116,255)
Interest expense, net	18,328	26,588	36,275	84,748
Interest income	(16,185)	(9,098)	(40,428)	(24,266)
Income tax expense	—	64	—	64
Depreciation expense	27,594	21,961	78,401	62,286
Amortization expense	7,309	7,204	21,894	14,362
EBITDA	7,194	20,800	35,964	20,939
Non-cash compensation expense	4,463	3,093	20,059	13,937
ARO accretion expense	952	745	2,687	2,094
Financing deal costs	162	480	582	837
Natural disaster losses and related charges, net	1,161	—	1,161	—
Acquisition costs	3,005	1,565	5,622	7,053
Loss on extinguishment of long-term debt, net	—	—	—	9,824
Unrealized (gain) loss on fair value instruments	10,625	(8,834)	(4,136)	(4,665)
Amortization of payments to dealers for exclusivity and other bonus arrangements	1,185	832	3,110	2,089
Legal settlements	(1,001)	—	(1,001)	—
Provision for current expected credit losses	10,967	6,567	26,881	15,032
Non-cash inventory impairments	864	—	864	982
Indemnification payments to tax equity investors	1,727	—	1,727	—
Adjusted EBITDA	$41,304	$25,248	$93,520	$68,122

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Interest income from customer notes receivable	$15,119	$8,904	$39,051	$23,863
Principal proceeds from customer notes receivable, net of related revenue	$22,284	$14,333	$67,478	$42,408

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$177,085	$77,077	$426,756	$222,558
Depreciation expense	(27,594)	(21,961)	(78,401)	(62,286)
Amortization expense	(7,309)	(7,204)	(21,894)	(14,362)
Non-cash compensation expense	(4,463)	(3,093)	(20,059)	(13,937)
ARO accretion expense	(952)	(745)	(2,687)	(2,094)
Financing deal costs	(162)	(480)	(582)	(837)
Natural disaster losses and related charges, net	(1,161)	—	(1,161)	—
Acquisition costs	(3,005)	(1,565)	(5,622)	(7,053)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(1,185)	(832)	(3,110)	(2,089)
Legal settlements	1,001	—	1,001	—
Provision for current expected credit losses	(10,967)	(6,567)	(26,881)	(15,032)
Non-cash inventory impairments	(864)	—	(864)	(982)
Direct sales costs	(3,237)	(310)	(4,110)	(358)
Cost of revenue related to cash sales	(10,225)	(4,591)	(23,946)	(8,413)
Cost of revenue related to inventory sales	(40,917)	—	(89,884)	—
Unrealized gain (loss) on fair value instruments	(10,637)	9,023	3,809	4,725
Indemnification payments to tax equity investors	(1,727)	—	(1,727)	—
Adjusted Operating Expense	$53,681	$38,752	$150,638	$99,840
Adjusted Operating Expense per weighted average system	$227	$230	$691	$700

	As of September 30, 2022	As of December 31, 2021
Number of customers	246,600	192,600

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Weighted average number of systems (excluding loan agreements and cash sales)	171,600	138,500	163,800	117,800
Weighted average number of systems with loan agreements	60,800	29,000	50,900	24,600
Weighted average number of systems with cash sales	4,300	700	3,300	300
Weighted average number of systems	236,700	168,200	218,000	142,700

	As of September 30, 2022	As of December 31, 2021
	(in millions)
Estimated gross contracted customer value	$5,706	$4,337

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Matt Dallas
Matt.Dallas@icrinc.com
917-363-1333